Exhibit 99.1

NEWS RELEASE

For Release on May 23, 2012 (925) 328-4656	Contact: Frank Romejko Vice President Finance/Chief Financial Officer (Acting)

Giga-tronics Announces Change in Directors

SAN RAMON, Calif. — May 23, 2012-- Giga-tronics Incorporated (NASDAQ: GIGA), announced today that Mr. George H. Bruns, Jr., will be retiring as a member of the Board of Directors of Giga-tronics Incorporated, effective as of May 17, 2012.  Thereafter, Mr. Bruns will remain on retainer in his role as Chairman Emeritus to provide the Company and the Board the benefit of his long experience in the industry and his thorough knowledge of the Company.  “George has served the Company as Chairman, CEO, and as a director for over 32 years”, said John Regazzi, Chief Executive Officer.  “All of us at Giga-tronics, past and present, have benefited from his guidance and inspiration and we are pleased to have his continued involvement with the Company”.

Giga-tronics Incorporated also announced that Mr. Gordon Almquist has joined the board and will serve as the Company’s financial expert on the audit committee, replacing Mr. Robert C. Wilson who retired October 18, 2011.  Mr. Almquist, age 61, is currently vice president & chief financial officer of WaveConnex, Inc., a semiconductor technology company headquartered in Westlake Village, CA.  Prior to WaveConnex, he was a co-founder and vice president finance & administration, and secretary of Strix Systems, Inc., a manufacturer of wireless mesh networking equipment. Before Strix, Mr. Almquist was the vice president finance & administration, CFO, and secretary of Vertel Corporation, a provider of telecommunications network management software and engineering services.  His career includes other senior financial management roles at high-growth publicly traded technology companies including vice president, finance and CFO of 3D Systems Corporation.  Mr. Almquist is a certified public accountant (inactive) with a bachelor's degree in business administration (accounting) from California State University, Northridge.

Founded in 1980, Giga-tronics Incorporated is a publicly held company, traded on the NASDAQ Capital Market under the symbol “GIGA”.  Giga-tronics is a leading engineering and design manufacturer of best-in-class RF and microwave signal generators, power amplifiers, power meters, and USB power sensors and broadband switching matrices; all manufactured and tested in the USA.  Research and Development production and calibration managers, scientists, engineers and technicians around the world use Giga-tronics test equipment and realize higher productivity and greater ease of use in many applications:  ATE systems, aerospace and defense telecommunications and general component test.  Please visit our website at www.gigatronics.com.

This press release contains forward-looking statements concerning orders and shipments.  Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance and the ability to collect receivables.  For further discussion, see Giga-tronics’ annual report on Form 10-K for the fiscal year ended March 26, 2011 Part I, under the heading “Risk Factors” and Part II, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.